EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS EARNINGS OF $13.1 MILLION YEAR-TO-DATE
RESULTS DRIVEN BY STRONG CORE BUSINESS FUNDAMENTALS

NOVATO, CA, October 22, 2012 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced earnings for the nine-month period ended September 30, 2012 of $13.1 million, up 7.7%, from $12.2 million in the same period a year ago. Diluted earnings per share for the nine-month period ended September 30, 2012 totaled $2.41, up $0.15, or 6.6%, from $2.26 in the same period a year ago. Earnings for the quarter ended September 30, 2012 totaled $3.2 million, compared to $5.0 million in the second quarter of 2012, and $4.2 million in the third quarter of 2011. Diluted earnings per share totaled $0.59 in the third quarter, compared to $0.91 in the prior quarter, and $0.79 in the same quarter a year ago. Third quarter earnings reflect a $2.1 million provision for loan loss that is primarily related to one borrowing relationship.

“Bank of Marin's underlying business fundamentals are very strong, including the quality of the credit portfolio and continued deposit growth," said Russell A. Colombo, President and CEO of Bank of Marin. “We continue to focus on growing our loan totals, with funded deals increasing this quarter.”

Bancorp also provided the following highlights on its operating and financial performance for the third quarter of 2012:

•
Loan fundings were $31.8 million in the third quarter, offset by payoffs of $36.1 million, which included the prepayment of five performing real estate loans totaling $20.1 million due to the sale of properties. Loans in Napa increased $13.5 million, or 22.2%, in the third quarter of 2012.

•
Deposits totaled $1.3 billion at September 30, 2012, increasing 2.3% from $1.2 billion at June 30, 2012 and increasing 7.0% from September 30, 2011. Non-interest bearing deposits totaled 32.5% of total deposits at September 30, 2012.

•	In a conscious effort to deploy excess liquidity and reduce the cost of funds, Bancorp redeemed a $5.0 million subordinated debenture at one-month LIBOR plus 2.48% in the third quarter of 2012.

•
The total risk-based capital ratio for Bancorp grew to 14.0%, up from 13.9% at June 30, 2012 and 13.3% at September 30, 2011. The risk-based capital ratio continues to be well above industry requirements for a well-capitalized institution.

•
On October 18, 2012, the Board of Directors declared a quarterly cash dividend of $0.18 per share. The cash dividend is payable to shareholders of record at the close of business on November 1, 2012 and will be payable on November 9, 2012.

Loans and Credit Quality

Gross loans totaled $1.0 billion at both September 30, 2012 and June 30, 2012, and totaled $992.6 million at September 30, 2011. The third quarter loan activity reflected the payoff of five performing real estate loans totaling $20.1 million, due to the sale of properties.

"We are encouraged by our strong loan pipeline, especially in San Francisco," said Chris Cook, Chief Financial Officer. "We are well-positioned with highly experienced lenders in all of our markets and are confident in our ability to build business relationships."

Non-performing loans totaled $19.2 million, or 1.90%, of Bancorp's loan portfolio at September 30, 2012, compared to $14.3 million, or 1.40%, at June 30, 2012 and $10.7 million, or 1.08%, a year ago. The increase in non-performing loans from the prior quarter primarily relates to a construction loan of $3.0 million that is expected to be paid off before year end and a commercial loan of $4.2 million that is expected to be paid down gradually as the borrower liquidates the collateral in an orderly fashion. Accruing loans past due 30 to 89 days totaled $2.1 million at September 30, 2012, down from $9.8 million at June 30, 2012 and $5.0 million a year ago.

Bancorp's loan loss provision totaled $2.2 million and $4.6 million for the nine-month periods ended September 30, 2012 and 2011, respectively. The provision for loan losses totaled $2.1 million in the third quarter of 2012, compared to $100 thousand in the prior quarter and $500 thousand from the same quarter a year ago. The $2.1 million provision for loan losses in the third quarter of 2012 is primarily related to one commercial real estate borrowing relationship, based on an appraisal received in the third quarter. Foreclosure is in process for the property securing the loan.

The allowance for loan losses totaled 1.30% of loans at September 30, 2012, compared to 1.31% at June 30, 2012 and 1.33% at September 30, 2011. Net charge-offs in the first nine-months of 2012 and 2011 both totaled $3.7 million. Net charge-offs in the third quarter of 2012 totaled $2.4 million, primarily reflecting the partial charge-off of one commercial real estate borrowing relationship discussed above, compared to $187 thousand in the prior quarter and $1.2 million in the third quarter of 2011.

Deposits

Deposits totaled $1.3 billion at September 30, 2012, compared to $1.2 billion at June 30, 2012 and September 30, 2011. Non-interest bearing deposits comprised 32.5% of total deposits at September 30, 2012 and June 30, 2012, and comprised 31.8% at September 30, 2011.

Earnings

Net interest income for the first nine months of 2012 totaled $47.4 million compared to $48.1 million in the same period a year ago. The tax-equivalent net interest margin was 4.78% in the first nine months of 2012 compared to 5.25% in the same period a year ago. The decreases in the first nine months compared to the same period a year ago primarily relate to a lower level of accretion on purchased non-credit impaired loans and a lower level of gains on pay-offs of purchased credit-impaired ("PCI") loans. In addition, rate concessions and downward repricing on existing loans, as well as new loans boarded at lower rates continue to negatively impact the loan yield. The decreases are partially offset by a reduction in the cost of interest-bearing liabilities, as the prior year reflects a $924 thousand pre-payment penalty on a Federal Home Loan Bank ("FHLB") advance in September 2011. Furthermore, the current year reflects the maturity of another FHLB advance in January 2012 and the downward repricing on deposits.

Net interest income totaled $14.9 million in the third quarter of 2012 compared to $15.2 million in the same quarter last year, and the tax-equivalent net interest margin was 4.44% compared to 4.76% for those respective periods. The decreases in the third quarter of 2012 compared to the same quarter a year ago primarily reflect the same reasons mentioned above.

Net interest income totaled $14.9 million in the third quarter of 2012 compared to $16.3 million in the prior quarter, and the tax-equivalent net interest margin was 4.44% compared to 4.94% for those respective periods. The decreases in the third quarter of 2012 compared to the prior quarter primarily relate to rate concessions, the downward repricing on both existing and new loans and a lower level of accretion on purchased loans.

Accretion and gains on pay-offs of purchased loans recorded to interest income were as follows:

	Three months ended			Nine months ended

(dollars in thousands; unaudited)	9/30/2012	6/30/2012	9/30/2011	9/30/2012	9/30/2011
Accretion on PCI loans	$231	$478	$412	$1,219	$779
Accretion on non-PCI loans	$232	$311	$405	$746	$2,616
Gains on pay-offs of PCI loans	$101	$69	$448	$692	$1,670

Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. For acquired loans not considered credit-impaired, the level of accretion varies due to maturities and early pay-offs of these loans. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment.

Non-interest income totaled $5.3 million for the first nine months of 2012, an increase of $551 thousand, or 11.6% from the same period a year ago. Non-interest income in the third quarter of 2012 totaled $1.8 million and remained relatively consistent with the prior quarter and increased $236 thousand, or 15.1%, from the same quarter a year ago. The increase in the first nine months and third quarter of 2012 compared to the same periods a year ago primarily relate to higher merchant interchange income, debit card interchange fees and service charges on deposit accounts.

Non-interest expense totaled $29.1 million and $28.5 million in the first nine months of 2012 and 2011, respectively. The increase primarily reflects higher personnel costs associated with merit increases, and to a lesser extent, new hires in the lending and deposit services areas. Non-interest expense totaled $9.6 million in the third quarter of 2012, compared to $9.7 million in the prior quarter and $9.4 million in the same quarter a year ago.

About Bank of Marin Bancorp

Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County with 17 offices in Marin, San Francisco, Napa and Sonoma counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than thirteen years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the North Bay" by the North Bay Business Journal and one of the “Top Corporate Philanthropists" by the San Francisco Business Times. With assets exceeding $1.4 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the economic downturn in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
September 30, 2012

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	September 30, 2012	June 30, 2012	September 30, 2011
NET INCOME	$3,224	$4,951	$4,233
DILUTED EARNINGS PER COMMON SHARE	$0.59	$0.91	$0.79
RETURN ON AVERAGE ASSETS (ROA)	0.89%	1.39%	1.23%
RETURN ON AVERAGE EQUITY (ROE)	8.76%	14.01%	12.78%
EFFICIENCY RATIO	57.38%	53.56%	56.13%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.44%	4.94%	4.76%
NET CHARGE-OFFS	$2,396	$187	$1,196
NET CHARGE-OFFS TO AVERAGE LOANS	0.24%	0.02%	0.12%

YEAR-TO-DATE
NET INCOME	$13,115	$9,891	$12,181
DILUTED EARNINGS PER COMMON SHARE	$2.41	$1.82	$2.26
RETURN ON AVERAGE ASSETS (ROA)	1.23%	1.40%	1.24%
RETURN ON AVERAGE EQUITY (ROE)	12.32%	14.20%	12.74%
EFFICIENCY RATIO	55.25%	54.26%	54.02%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.78%	4.96%	5.25%
NET CHARGE-OFFS	$3,700	$1,304	$3,718
NET CHARGE-OFFS TO AVERAGE LOANS	0.36%	0.13%	0.38%

AT PERIOD END
TOTAL ASSETS	$1,435,114	$1,407,000	$1,362,717

LOANS:
COMMERCIAL AND INDUSTRIAL	$171,662	$176,002	$172,389
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$191,397	$172,757	$160,558
COMMERCIAL INVESTOR-OWNED	$438,685	$453,456	$420,427
CONSTRUCTION	$42,857	$47,948	$54,806
HOME EQUITY	$94,939	$98,565	$97,323
OTHER RESIDENTIAL	$53,590	$55,316	$63,850
INSTALLMENT AND OTHER CONSUMER LOANS	$20,580	$21,150	$23,290
TOTAL LOANS	$1,013,710	$1,025,194	$992,643

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$6,048	$1,751	$3,147
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$2,169
COMMERCIAL INVESTOR-OWNED	$3,725	$5,961	$—
CONSTRUCTION	$5,787	$2,821	$3,028
HOME EQUITY	$881	$981	$583
OTHER RESIDENTIAL	$736	$740	$1,400
INSTALLMENT AND OTHER CONSUMER LOANS	$652	$690	$413
TOTAL NON-PERFORMING LOANS	$19,232	$14,347	$10,740

TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$2,055	$9,837	$4,967
LOAN LOSS RESERVE TO LOANS	1.30%	1.31%	1.33%
LOAN LOSS RESERVE TO NON-PERFORMING LOANS	0.68	x	0.94	x	1.23	x
NON-PERFORMING LOANS TO TOTAL LOANS	1.90%	1.40%	1.08%
TEXAS RATIO[3]	12.01%	9.14%	7.52%

TOTAL DEPOSITS	$1,258,873	$1,230,717	$1,176,525
LOAN TO DEPOSIT RATIO	80.5%	83.3%	84.4%
STOCKHOLDERS' EQUITY	$147,336	$144,326	$133,001
BOOK VALUE PER SHARE	$27.45	$26.92	$24.95
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	10.27%	10.26%	9.71%
TOTAL RISK BASED CAPITAL RATIO-BANK[5]	13.8%	13.6%	13.0%
TOTAL RISK BASED CAPITAL RATIO-BANCORP[5]	14.0%	13.9%	13.3%
FULL TIME EQUIVALENT EMPLOYEES	234	232	227

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $15.7 million, $25.2 million and $5.4 million at September 30, 2012, June 30, 2012 and September 30, 2011, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $3.1 million, $3.1 million and $3.9 million that were accreting interest at September 30, 2012, June 30, 2012 and September 30, 2011, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $4.7 million at September 30, 2012 and June 30, 2012 and $6.5 million at September 30, 2011.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).

[4] Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less intangible assets. Tangible assets exclude core deposit intangibles totaling zero at September 30, 2012 and June 30, 2012 and $695 thousand at September 30, 2011.

[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at September 30, 2012, June 30, 2012 and September 30, 2011

(in thousands, except share data; unaudited)	September 30, 2012	June 30, 2012	September 30, 2011
Assets
Cash and due from banks	$141,438	$98,321	$130,675
Short-term investments	—	—	2,111
Cash and cash equivalents	141,438	98,321	132,786
Investment securities
Held to maturity, at amortized cost	94,571	83,134	39,077
Available for sale (at fair value; amortized cost $143,263, $159,024 and $156,531 at September 30, 2012, June 30, 2012 and September 30, 2011, respectively)	146,789	161,803	159,478
Total investment securities	241,360	244,937	198,555
Loans, net of allowance for loan losses of $13,139, $13,435 and $13,224 at September 30, 2012, June 30, 2012 and September 30, 2011, respectively	1,000,571	1,011,759	979,419
Bank premises and equipment, net	8,989	9,074	9,624
Interest receivable and other assets	42,756	42,909	42,333
Total assets	$1,435,114	$1,407,000	$1,362,717

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$408,565	$399,835	$373,844
Interest bearing
Transaction accounts	158,957	149,822	128,916
Savings accounts	91,506	86,590	74,392
Money market accounts	422,874	423,682	417,505
CDARS® time accounts	33,699	27,297	32,592
Other time accounts	143,272	143,491	149,276
Total deposits	1,258,873	1,230,717	1,176,525
Federal Home Loan Bank borrowings	15,000	15,000	35,000
Subordinated debenture	—	5,000	5,000
Interest payable and other liabilities	13,905	11,957	13,191
Total liabilities	1,287,778	1,262,674	1,229,716

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	---	---	---
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,368,386, 5,362,222 and 5,331,368 at September 30, 2012, June 30, 2012 and September 30, 2011, respectively	57,862	57,543	56,670
Retained Earnings	87,429	85,171	74,622
Accumulated other comprehensive income, net	2,045	1,612	1,709
Total stockholders' equity	147,336	144,326	133,001
Total liabilities and stockholders' equity	$1,435,114	$1,407,000	$1,362,717

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended			Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Interest income
Interest and fees on loans	$14,117	$15,324	$15,567	$44,769	$48,329
Interest on investment securities
Securities of U.S. Government agencies	731	817	1,153	2,515	2,631
Obligations of state and political subdivisions	382	455	298	1,224	903
Corporate debt securities and other	326	285	151	812	433
Interest on Federal funds sold and short-term investments	42	56	56	148	152
Total interest income	15,598	16,937	17,225	49,468	52,448
Interest expense
Interest on interest bearing transaction accounts	48	45	35	137	121
Interest on savings accounts	26	24	21	72	75
Interest on money market accounts	181	180	326	544	1,004
Interest on CDARS® time accounts	19	21	50	72	192
Interest on other time accounts	254	269	305	827	978
Interest on borrowed funds	153	117	1,268	417	1,977
Total interest expense	681	656	2,005	2,069	4,347
Net interest income	14,917	16,281	15,220	47,399	48,101
Provision for loan losses	2,100	100	500	2,200	4,550
Net interest income after provision for loan losses	12,817	16,181	14,720	45,199	43,551
Non-interest income
Service charges on deposit accounts	528	549	478	1,601	1,389
Wealth Management and Trust Services	507	488	486	1,451	1,389
Debit card interchange fees	261	259	221	754	612
Merchant interchange fees	183	186	58	562	323
Earnings on Bank-owned life Insurance	192	192	194	572	556
Other income	130	126	128	356	476
Total non-interest income	1,801	1,800	1,565	5,296	4,745
Non-interest expense
Salaries and related benefits	5,211	5,314	5,320	16,129	15,469
Occupancy and equipment	1,089	1,056	1,021	3,132	3,021
Depreciation and amortization	339	341	329	1,021	951
Federal Deposit Insurance Corporation insurance	221	218	189	672	790
Data processing	596	660	642	1,862	2,133
Professional services	519	516	465	1,620	1,938
Other expense	1,617	1,580	1,455	4,676	4,247
Total non-interest expense	9,592	9,685	9,421	29,112	28,549
Income before provision for income taxes	5,026	8,296	6,864	21,383	19,747
Provision for income taxes	1,802	3,345	2,631	8,268	7,566
Net income	$3,224	$4,951	$4,233	$13,115	$12,181
Net income per common share:
Basic	$0.60	$0.93	$0.80	$2.46	$2.30
Diluted	$0.59	$0.91	$0.79	$2.41	$2.26
Weighted average shares used to compute net income per common share:
Basic	5,344	5,337	5,310	5,335	5,298
Diluted	5,455	5,419	5,390	5,433	5,381
Dividends declared per common share	$0.18	$0.17	$0.16	$0.52	$0.48
Comprehensive income
Net income	$3,224	$4,951	$4,233	$13,115	$12,181
Other comprehensive income (loss)
Change in net unrealized gain on available for sale securities	747	(39)	271	736	281
Reclassification adjustment for (gain) losses on sale of securities included in net income	—	(4)	—	34	—
Net change in unrealized gain on available for sale securities, before tax	747	(43)	271	770	281
Deferred tax expense (benefit)	314	(18)	114	324	118
Other comprehensive income (loss), net of tax	433	(25)	157	446	163
Comprehensive income	$3,657	$4,926	$4,390	$13,561	$12,344

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	September 30, 2012			June 30, 2012			September 30, 2011
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$84,539	$42	0.19%	$70,003	$56	0.32%	$94,153	$56	0.23%
Investment securities [2,3]	241,461	1,578	2.61%	230,609	1,750	3.04%	195,576	1,753	3.59%
Loans [1,3,4]	1,014,708	14,265	5.50%	1,028,761	15,466	5.95%	982,165	15,676	6.25%
Total interest-earning assets [1]	1,340,708	15,885	4.64%	1,329,373	17,272	5.14%	1,271,894	17,485	5.38%
Cash and non-interest-bearing due from banks	55,727			53,269			46,799
Bank premises and equipment, net	9,042			9,136			9,484
Interest receivable and other assets, net	36,474			35,813			32,825
Total assets	$1,441,951			$1,427,591			$1,361,002
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$159,721	$48	0.12%	$147,463	$45	0.12%	$129,862	$35	0.11%
Savings accounts	91,020	26	0.11%	85,118	24	0.11%	72,288	21	0.12%
Money market accounts	435,110	181	0.17%	431,625	180	0.17%	413,186	326	0.31%
CDARS® time accounts	29,519	19	0.25%	28,045	21	0.30%	32,139	50	0.62%
Other time accounts	143,668	254	0.70%	142,189	269	0.76%	150,199	305	0.81%
FHLB fixed-rate advances [1]	15,000	79	2.07%	15,000	78	2.07%	52,391	1,232	9.33%
Subordinated debenture [1]	4,239	74	6.83%	5,000	39	3.09%	5,000	36	2.82%
Total interest-bearing liabilities	878,277	681	0.31%	854,440	656	0.31%	855,065	2,005	0.93%
Demand accounts	404,677			417,354			364,502
Interest payable and other liabilities	12,548			13,646			10,035
Stockholders' equity	146,449			142,151			131,400
Total liabilities & stockholders' equity	$1,441,951			$1,427,591			$1,361,002
Tax-equivalent net interest income/margin [1]		$15,204	4.44%		$16,616	4.94%		$15,480	4.76%
Reported net interest income/margin [1]		$14,917	4.35%		$16,281	4.85%		$15,220	4.68%
Tax-equivalent net interest rate spread			4.33%			4.83%			4.45%

	Nine months ended			Nine months ended
	September 30, 2012			September 30, 2011
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$80,562	$148	0.24%	$81,609	$152	0.25%
Federal funds sold	—	—	—%	86	—	0.01%
Investment securities [2,3]	223,503	5,050	3.01%	169,180	4,434	3.49%
Loans [1,3,4]	1,023,980	45,203	5.80%	975,548	48,621	6.57%
Total interest-earning assets [1]	1,328,045	50,401	4.99%	1,226,423	53,207	5.72%
Cash and non-interest-bearing due from banks	53,676			44,684
Bank premises and equipment, net	9,187			8,977
Interest receivable and other assets, net	35,701			34,136
Total assets	$1,426,609			$1,314,220
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$150,150	$137	0.12%	$123,436	$121	0.13%
Savings accounts	85,011	72	0.11%	67,963	75	0.15%
Money market accounts	434,359	544	0.17%	396,626	1,004	0.34%
CDARS® time accounts	32,541	72	0.29%	39,402	192	0.65%
Other time accounts	145,023	827	0.76%	151,612	978	0.86%
FHLB fixed-rate advances [1]	16,606	265	2.10%	54,683	1,868	4.57%
Subordinated debenture [1]	4,745	152	4.21%	5,000	109	2.87%
Total interest-bearing liabilities	868,435	2,069	0.32%	838,722	4,347	0.69%
Demand accounts	402,276			334,747
Interest payable and other liabilities	13,665			12,904
Stockholders' equity	142,233			127,847
Total liabilities & stockholders' equity	$1,426,609			$1,314,220
Tax-equivalent net interest income/margin [1]		$48,332	4.78%		$48,860	5.25%
Reported net interest income/margin [1]		$47,399	4.69%		$48,101	5.17%
Tax-equivalent net interest rate spread			4.67%			5.03%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders'
equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.